Exhibit 99.1

News Release

RSP Permian, Inc. Completes Bolt-on Midland Basin Acquisitions and Increases Borrowing Base

Dallas, Texas — August 25, 2015 — RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) has closed its previously announced bolt-on acquisitions in the Company’s existing core operating areas in the Midland Basin for an aggregate purchase price of approximately $274 million in cash, subject to certain post-closing adjustments.  As previously disclosed, the acquisitions include 5,704 net surface acres, or 27,287 net effective horizontal acres, in the Midland Basin with 162 net horizontal drilling locations in five zones (Middle Spraberry, Lower Spraberry, Wolfcamp A, Wolfcamp B and Wolfcamp D (Cline)).  The acquired properties include over 85 million Boe of resource potential based on internal estimates, are 100% operated by RSP, are 100% held by production and have an average royalty burden of only 23%.

Substantially concurrent with the closing of the acquisitions, RSP closed an amendment with the lenders under its revolving credit facility that, among other things, increases the borrowing base 20% to $600 million.  The Company currently has no amounts drawn under its revolving credit facility and the next scheduled borrowing base redetermination is May 1, 2016.

Steve Gray, Chief Executive Officer of RSP, stated, “We are pleased to announce that the continued success of our drilling program and our acquisitions have led to an increase in our borrowing base despite the decline in oil prices. Our increased borrowing base enables us to have ample liquidity to execute our drilling plans and pursue strategic opportunities that might present themselves in this volatile period in the market. We appreciate the continued, long-term support of our bank group.”

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Dawson, Ector and Glasscock.  The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.”  For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Form 10-K and our most recent Quarterly Report on Form 10-Q, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.